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                                                                     Exhibit 10B


              AMENDMENT DATED MAY 9, 2000 TO VIAD CORP SUPPLEMENTAL
                                  PENSION PLAN


Section 13 of the Viad Corp Supplemental Pension Plan shall be amended by addition of the following in its place:

SECTION 13  NON-COMPETE AND FORFEITURE PROVISIONS:

"Notwithstanding any other provision in this Plan to the contrary, from and after January 1, 2000, an Eligible Employee's right to receive a benefit or future benefits under this Plan shall be governed by the following provisions:

(a) The right shall be conditioned upon certification by the Eligible Employee prior to their receipt of any future benefits under this Plan that the Eligible Employee has read and understands the non-compete and forfeiture provisions set forth in this Section 13, and that the Eligible Employee has no intent to engage in any activity or provide any services which are contrary to the spirit and intent of these provisions. The Eligible Employee's failure to so certify shall not constitute a waiver on the part of the Company as to the enforceability of these provisions under Section 13.

(b) In order to better protect the goodwill of the Company and its subsidiaries and to prevent the disclosure of the Company's or its subsidiaries' trade secrets and confidential information and thereby help insure the long-term success of the business, the Eligible Employee, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five
      (5) percent of any enterprise or otherwise, for a period of two (2) years following the date of the Eligible Employee's termination of employment with the Company, or its subsidiaries, in connection with the manufacture, development, advertising, promotion, design, or sale or any other activity in furtherance of any business enterprise, service or product which is the same as or similar to or competitive with or in any way adverse to any services or products or other activities of the Company or its subsidiaries (including both existing services or products as well as services or products known to the Eligible Employee, as a consequence of the Eligible Employee's employment with the Company or one of its subsidiaries, to be in development):

      (1) with respect to which the Eligible Employee's work has been directly concerned at any time preceding termination of employment with the Company or any of its subsidiaries, or

      (2) with respect to which during that period of time the Eligible Employee, as a consequence of the Eligible Employee's job performance and duties, acquired knowledge of the trade secrets or other confidential information of the Company or its subsidiaries.
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For purposes of this Section 13, it shall be conclusively presumed that the
Eligible Employee has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(c) If, at any time during the two (2) year period after the Eligible Employee's termination of employment from the Company or any of its subsidiaries, the Eligible Employee engages in any conduct described in Section (b) above, then the amount of any payments made to the Eligible Employee from the Plan during that period (without regard to tax effects) shall be paid by the Eligible Employee to the Company. The Eligible Employee consents to the deduction from any amounts the Company or any of its subsidiaries owes the Eligible Employee from time to time to the extent of the amount the Eligible Employee owes the Company hereunder.


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